Exhibit 99.1

Alcoa Corporation Reports Fourth Quarter and Full-Year 2019 Results

Fourth Quarter 2019

  Net loss of $303 million, or $1.63 per share
  Excluding special items, adjusted net loss of $57 million, or $0.31 per share
  $346 million of adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) excluding special items
  Revenue of $2.4 billion
  $262 million cash from operations; free cash flow of $128 million
  $879 million cash balance and $1.8 billion of debt, for net debt of $921 million, as of December 31, 2019
  Company takes actions aligned with strategic priorities to reduce complexity, drive returns and advance sustainably, including closing one fully curtailed alumina refinery as part of multi-year asset review process and announcing the first planned sale of non-core assets

Full-Year 2019

  Net loss of $1,125 million, or $6.07 per share, and adjusted net loss of $184 million, or $0.99 per share
  Adjusted EBITDA excluding special items of $1.66 billion
  Revenue of $10.4 billion
  $686 million cash from operations; free cash flow of $307 million
  Net pension and other postretirement employee benefits liability of $2.4 billion at December 31, 2019, up $40 million from year-end 2018

PITTSBURGH--(BUSINESS WIRE)--January 15, 2020--Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina, and aluminum products, today reported fourth quarter and full-year 2019 results.

M, except per share amounts	4Q18[1]	3Q19	4Q19	FY18[1]	FY19
Revenue	$3,344	$2,567	$2,436	$13,403	$10,433
Net income (loss) attributable to Alcoa Corporation	$51	$(221)	$(303)	$250	$(1,125)
Earnings (loss) per share attributable to Alcoa Corporation	$0.27	$(1.19)	$(1.63)	$1.33	$(6.07)
Adjusted net income (loss)	$133	$(82)	$(57)	$698	$(184)
Adjusted earnings (loss) per share	$0.70	$(0.44)	$(0.31)	$3.70	$(0.99)
Adjusted EBITDA excluding special items	$770	$388	$346	$3,129	$1,656

[1]

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from last-in, first-out (LIFO) to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission (SEC) on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

“In 2019, we acted to further strengthen Alcoa, completing the divestiture of uncompetitive assets, modernizing labor agreements in three countries, implementing a new operating model, and making quick progress on the asset review process we announced last quarter,” said Alcoa President and Chief Executive Officer Roy Harvey.

“While the market in alumina and aluminum challenged us, we maintained a strong cash balance of nearly $900 million and drove operational stability,” Harvey said. “Also, our low-cost, top-tier bauxite and alumina segments both set new annual production records based on our current portfolio.”

Fourth Quarter 2019 Results

Alcoa reported a net loss of $303 million, or $1.63 per share, in the fourth quarter of 2019 compared with a net loss of $221 million, or $1.19 per share, in the third quarter of 2019.

In the fourth quarter of 2019, the Company took several actions in alignment with its strategic priorities, including taking the first steps in a multi-year portfolio review and continuing work to strengthen the balance sheet. The announced closure of the Point Comfort alumina refinery in Texas and additional actions taken on pension and other postemployment benefits were the primary drivers of the $246 million in special items for the fourth quarter of 2019.

Excluding the impact of special items, adjusted net loss was $57 million, or $0.31 per share, a sequential improvement of 30 percent from adjusted net loss of $82 million, or $0.44 per share in the third quarter of 2019.

Adjusted EBITDA excluding special items fell 11 percent sequentially to $346 million from $388 million in the third quarter of 2019. The change was primarily due to lower alumina and aluminum prices, partially offset by lower raw material prices.

Alcoa reported fourth quarter 2019 revenue of $2.4 billion, down 5 percent sequentially, due primarily to lower alumina and aluminum prices.

Alcoa ended the quarter with cash on hand of $879 million and debt of $1.8 billion, for net debt of $921 million.

In the fourth quarter of 2019, cash from operations was $262 million. Cash used for financing and investing activities were $93 million and $134 million, respectively. Free cash flow was $128 million.

The Company reported 27 days working capital, which is flat on a year-over-year basis.

Full-Year 2019 Results

For full-year 2019, Alcoa reported a net loss of $1,125 million, or $6.07 per share, compared with net income of $250 million, or $1.33 per share, for full-year 2018.

Excluding special items, the Company reported adjusted net loss of $184 million, or $0.99 per share, compared with adjusted net income of $698 million, or $3.70 per share, in 2018.

Adjusted EBITDA excluding special items was $1.66 billion, down 47 percent from $3.1 billion in 2018. The year-over-year decrease was largely due to lower alumina and aluminum prices, partially offset by lower costs for raw materials.

Revenue in 2019 was $10.4 billion, down 22 percent from 2018, mainly attributable to lower realized prices for alumina and aluminum products.

Cash from operations in 2019 was $686 million. Cash used for financing activities was $444 million and cash used for investing activities was $468 million. Free cash flow was $307 million. Alcoa invested $89 million in return-seeking capital projects and controlled sustaining capital expenditures to $290 million in 2019.

Over the course of 2019, the Company undertook actions to reduce liabilities associated with Alcoa’s pension and other postretirement employee benefit plans. As a result of these actions, along with favorable asset returns, the Company was able to mostly offset the negative impact of sharply lower discount rates as part of the annual remeasurement on December 31, 2019.

The Company’s net pension and other postretirement employee benefits liability at the end of the year was $2.4 billion, up $40 million from year-end 2018.

Strategic Actions Update

In October 2019, Alcoa announced a review of its assets to drive lower costs and sustainable profitability. The review includes two components: The potential sales of non-core assets over the next 12 to 18 months, generating between $500 million and $1 billion in cash, and an analysis of existing production capacities, focusing on 1.5 million metric tons of global smelting capacity and 4 million metric tons of global alumina refining capacity. Conducted over the next five years, the analysis of production capacity will consider opportunities for significant improvement, potential curtailments, closures, or divestitures.

Non-Core Asset Sales

  On January 2, 2020, the Company announced the first non-core assets sale after reaching agreement to sell its waste treatment facility in Gum Springs, Arkansas, in a transaction valued at $250 million. The transaction, which is subject to regulatory approval and customary closing conditions, is expected to close in the first quarter of 2020. When the transaction closes, Alcoa will receive $200 million in cash with the remaining $50 million paid upon satisfaction of post-closing conditions.

Portfolio Actions

  In connection with the asset portfolio review, Alcoa announced in December 2019 the permanent closure of the Point Comfort alumina refinery in Texas, which has been fully curtailed since 2016. As previously reported, the closure is expected to result in annual net income improvement of approximately $15 million (after-tax and noncontrolling interest) and cash savings of approximately $10 million (Alcoa’s share) when compared to the ongoing spend for curtailment, exclusive of closure costs.
  On December 31, 2019, Alcoa completed the transfer of the Afobaka hydroelectric dam to the Government of the Republic of Suriname, according to definitive agreements approved by its parliament. After curtailment of Alcoa’s operations in Suriname in 2015 and permanent closure in early 2017, Alcoa continued to operate the dam, selling electricity to the government for its subsequent sale to customers in Suriname. Alcoa expects an annual net income reduction related to the loss of electricity sales of approximately $20 million (after-tax and noncontrolling interest) in 2020, based on 2019 results.

Market Update

For 2020, Alcoa projects a global aluminum surplus ranging between 600 thousand to 1 million metric tons with global demand growth in a range of 1.4 percent to 2.4 percent. The Company’s final global aluminum demand growth rate estimate for 2019 was between negative 0.4 percent to negative 0.2 percent with a deficit between 1.1 million and 900 thousand metric tons.

The global alumina market closed 2019 with a surplus estimated between 600 thousand metric tons and 1.0 million metric tons, a smaller surplus than the Company’s previous estimate. In 2020, Alcoa expects a balanced alumina market ranging between negative 100 thousand metric tons to positive 700 thousand metric tons.

Compared to 2019, the bauxite market is projected to be in a smaller surplus in 2020, with Chinese stockpile projected to continue, ranging between 8 million and 12 million metric tons. The 2019 surplus was lower than previously expected, estimated to be between 10 million and 12 million metric tons.

2020 Outlook

In 2020, the Company projects total bauxite shipments to range between 48.0 and 49.0 million dry metric tons. Total alumina shipments are expected to be between 13.6 and 13.7 million metric tons. The Aluminum segment is expected to ship between 3.0 and 3.1 million metric tons.

In the first quarter of 2020, Alcoa expects lower quarterly results in the Bauxite segment primarily due to lower pricing and seasonally lower volumes. In the Alumina segment, the Company expects benefits from lower costs for raw materials and the announced portfolio decision to be mostly offset by lower volumes and higher operating costs due to seasonal maintenance. In the Aluminum segment, the Company expects performance to be flat, as improvements from lower alumina costs are expected to be offset by higher energy costs, lower rolled products shipments, and unfavorable price and mix.

Based on current alumina and aluminum market conditions, the Company expects an annual operational tax rate ranging from 70 to 80 percent, which will vary with market conditions and jurisdictional profitability.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Standard Time (EST) on Wednesday, January 15, 2020, to present fourth quarter and full-year 2019 financial results and discuss the business and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EST on January 15, 2020. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back more than 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; statements about strategies, outlook, and business and financial prospects; and statements about return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms; (c) unfavorable changes in the markets served by Alcoa Corporation; (d) the impact of changes in foreign currency exchange and tax rates on costs and results; (e) increases in energy costs or uncertainty of energy supply; (f) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (g) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, or strengthening of competitiveness and operations anticipated from operational and productivity improvements, cash sustainability, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic, trade, legal, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) labor disputes and/or and work stoppages; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (l) the impact of cyberattacks and potential information technology or data security breaches; and (m) the other risk factors discussed in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2018 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission (SEC). Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)
	Quarter Ended
	December 31, 2018	September 30, 2019	December 31, 2019
Sales	$3,344	$2,567	$2,436

Cost of goods sold (exclusive of expenses below)(1)	2,513	2,120	2,048
Selling, general administrative, and other expenses	59	66	62
Research and development expenses	7	7	6
Provision for depreciation, depletion, and amortization	174	184	183
Restructuring and other charges, net	138	185	363
Interest expense	31	30	31
Other expenses, net	32	27	44
Total costs and expenses	2,954	2,619	2,737

Income (loss) before income taxes	390	(52)	(301)
Provision for income taxes(1)	163	95	54

Net income (loss)(1)	227	(147)	(355)

Less: Net income (loss) attributable to noncontrolling interest(1)	176	74	(52)

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION(1)	$51	$(221)	$(303)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$0.27	$(1.19)	$(1.63)
Average number of shares(2)	186,166,234	185,566,202	185,575,479

Diluted:
Net income (loss)	$0.27	$(1.19)	$(1.63)
Average number of shares(2)	188,219,224	185,566,202	185,575,479
(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(2)

In December 2018, Alcoa Corporation repurchased and retired 1,723,800 shares of outstanding common stock in accordance with its previously announced common stock repurchase program. Both the basic and diluted average number of shares for the quarter ended December 31, 2018 includes 1,396,755 representing the weighted average number of shares for the length of time the 1,723,800 shares were outstanding during the fourth quarter of 2018.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited), continued
(dollars in millions, except per-share amounts)
	Year ended
	December 31, 2018	December 31, 2019
Sales	$13,403	$10,433

Cost of goods sold (exclusive of expenses below)(1)	10,053	8,537
Selling, general administrative, and other expenses	248	280
Research and development expenses	31	27
Provision for depreciation, depletion, and amortization	733	713
Restructuring and other charges, net	527	1,031
Interest expense	122	121
Other expenses, net	64	162
Total costs and expenses	11,778	10,871

Income (loss) before income taxes	1,625	(438)
Provision for income taxes(1)	732	415

Net income (loss)(1)	893	(853)

Less: Net income attributable to noncontrolling interest(1)	643	272

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION(1)	$250	$(1,125)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$1.34	$(6.07)
Average number of shares(2)	186,230,908	185,489,491

Diluted:
Net income (loss)	$1.33	$(6.07)
Average number of shares(2)	188,534,139	185,489,491

Common stock outstanding at the end of the period	184,770,249	185,580,166
(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(2)

In December 2018, Alcoa Corporation repurchased and retired 1,723,800 shares of outstanding common stock in accordance with its common stock repurchase program. Both the basic and diluted average number of shares for the year ended December 31, 2018 includes 1,641,367 representing the weighted average number of shares for the length of time the 1,723,800 shares were outstanding during 2018.

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)
	December 31, 2018	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,113	$879
Receivables from customers	830	546
Other receivables	173	114
Inventories(1)	1,819	1,644
Fair value of derivative instruments	73	59
Prepaid expenses and other current assets(1),(2)	320	288
Total current assets	4,328	3,530
Properties, plants, and equipment	21,807	21,706
Less: accumulated depreciation, depletion, and amortization	13,480	13,790
Properties, plants, and equipment, net	8,327	7,916
Investments	1,360	1,113
Deferred income taxes	560	649
Fair value of derivative instruments	82	18
Other noncurrent assets	1,475	1,414
Total assets	$16,132	$14,640
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,663	$1,484
Accrued compensation and retirement costs	400	413
Taxes, including income taxes	426	104
Fair value of derivative instruments	82	67
Other current liabilities	347	494
Long-term debt due within one year	1	1
Total current liabilities	2,919	2,563
Long-term debt, less amount due within one year	1,801	1,799
Accrued pension benefits	1,407	1,544
Accrued other postretirement benefits	868	748
Asset retirement obligations	529	606
Environmental remediation	236	296
Fair value of derivative instruments	261	581
Noncurrent income taxes	301	276
Other noncurrent liabilities and deferred credits	222	371
Total liabilities	8,544	8,784
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,611	9,639
Retained earnings (deficit)(1)	570	(555)
Accumulated other comprehensive loss	(4,565)	(5,004)
Total Alcoa Corporation shareholders’ equity	5,618	4,082
Noncontrolling interest(1)	1,970	1,774
Total equity	7,588	5,856
Total liabilities and equity	$16,132	$14,640
(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to the prior period presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(2)	This line item includes $3 and $4 of restricted cash as of December 31, 2018 and 2019, respectively.

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)
	Year Ended December 31,
	2018	2019
CASH FROM OPERATIONS
Net income (loss)(1)	$893	$(853)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation, depletion, and amortization	733	713
Deferred income taxes(1)	(30)	15
Equity earnings, net of dividends	17	21
Restructuring and other charges, net	527	1,031
Net gain from investing activities – asset sales	—	(3)
Net periodic pension benefit cost	146	119
Stock-based compensation	35	30
Provision for bad debt expense	—	21
Other	(59)	30
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
(Increase) Decrease in receivables	(43)	283
(Increase) Decrease in inventories(1)	(306)	137
(Increase) Decrease in prepaid expenses and other current assets	(32)	27
(Decrease) in accounts payable, trade	(165)	(153)
(Decrease) in accrued expenses	(319)	(175)
Increase (Decrease) in taxes, including income taxes	241	(330)
Pension contributions(2)	(992)	(173)
(Increase) in noncurrent assets	(101)	(24)
(Decrease) in noncurrent liabilities	(97)	(30)
CASH PROVIDED FROM OPERATIONS	448	686

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)(2)	560	—
Payments on debt (original maturities greater than three months)	(135)	(7)
Proceeds from the exercise of employee stock options	23	2
Repurchase of common stock(3)	(50)	—
Financial contributions for the divestiture of businesses	—	(12)
Contributions from noncontrolling interest	149	51
Distributions to noncontrolling interest	(827)	(472)
Other	(8)	(6)
CASH USED FOR FINANCING ACTIVITIES	(288)	(444)

INVESTING ACTIVITIES
Capital expenditures	(399)	(379)
Proceeds from the sale of assets	1	23
Additions to investments	(7)	(112)
CASH USED FOR INVESTING ACTIVITIES	(405)	(468)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(4)	(7)
Net change in cash and cash equivalents and restricted cash	(249)	(233)
Cash and cash equivalents and restricted cash at beginning of year	1,365	1,116
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,116	$883
(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to the prior period presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(2)

On May 17, 2018, Alcoa Nederland Holding B.V., a wholly-owned subsidiary of Alcoa Corporation, issued $500 in 6.125% senior notes due 2028. The gross proceeds from the debt issuance were used to make discretionary contributions to three of Alcoa Corporation’s U.S. defined benefit pension plans. Accordingly, for the year ended December 31, 2018, the Pension contributions line item includes a cash outflow of $500 and the Additions to debt line item includes a cash inflow of $492 (net of an $8 initial purchasers discount).

(3)	In December 2018, Alcoa Corporation repurchased and retired 1,723,800 shares of outstanding common stock in accordance with its common stock repurchase program.

Alcoa Corporation and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))
	4Q18	2018	1Q19	2Q19	3Q19	4Q19	2019
Bauxite:
Production(1) (mdmt)	11.8	45.8	11.9	11.3	12.1	12.1	47.4
Third-party shipments (mdmt)	1.6	5.7	1.2	1.5	2.0	1.5	6.2
Intersegment shipments (mdmt)	10.7	41.2	10.2	10.3	10.6	10.3	41.4
Third-party sales	$80	$271	$65	$67	$100	$65	$297
Intersegment sales	$245	$944	$236	$246	$251	$246	$979
Segment Adjusted EBITDA(2)	$110	$426	$126	$112	$134	$132	$504
Depreciation, depletion, and amortization	$28	$111	$28	$27	$35	$30	$120

Alumina:
Production (kmt)	3,297	12,857	3,240	3,309	3,380	3,373	13,302
Third-party shipments (kmt)	2,365	9,259	2,329	2,299	2,381	2,464	9,473
Intersegment shipments (kmt)	1,115	4,326	972	1,070	1,049	981	4,072
Average realized third-party price per metric ton of alumina	$479	$455	$385	$376	$324	$291	$343
Third-party sales	$1,132	$4,215	$897	$864	$771	$718	$3,250
Intersegment sales	$567	$2,101	$417	$445	$369	$330	$1,561
Segment Adjusted EBITDA(2)	$683	$2,373	$372	$369	$223	$133	$1,097
Depreciation and amortization	$47	$197	$48	$55	$54	$57	$214
Equity income (loss)	$9	$32	$12	$3	$—	$(9)	$6

Aluminum:
Primary aluminum production (kmt)	573	2,259	537	533	530	535	2,135
Third-party aluminum shipments(3) (kmt)	815	3,268	709	724	708	718	2,859
Average realized third-party price per metric ton of primary aluminum	$2,358	$2,484	$2,219	$2,167	$2,138	$2,042	$2,141
Third-party sales	$2,107	$8,829	$1,735	$1,757	$1,677	$1,634	$6,803
Intersegment sales	$4	$18	$3	$4	$4	$6	$17
Segment Adjusted EBITDA(2),(4)	$(50)	$451	$(96)	$3	$43	$75	$25
Depreciation and amortization	$89	$394	$89	$85	$88	$84	$346
Equity loss	$(25)	$(38)	$(22)	$(17)	$(5)	$(5)	$(49)

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total segment Adjusted EBITDA(2),(4)	$743	$3,250	$402	$484	$400	$340	$1,626
Unallocated amounts:
Transformation(5)	(1)	(3)	2	3	(6)	(6)	(7)
Intersegment eliminations(4),(6)	47	(8)	86	(1)	25	40	150
Corporate expenses(7)	(21)	(96)	(24)	(28)	(27)	(22)	(101)
Provision for depreciation, depletion, and amortization	(174)	(733)	(172)	(174)	(184)	(183)	(713)
Restructuring and other charges, net	(138)	(527)	(113)	(370)	(185)	(363)	(1,031)
Interest expense	(31)	(122)	(30)	(30)	(30)	(31)	(121)
Other expenses, net	(32)	(64)	(41)	(50)	(27)	(44)	(162)
Other(8)	(3)	(72)	(18)	(11)	(18)	(32)	(79)
Consolidated income (loss) before income taxes(4)	390	1,625	92	(177)	(52)	(301)	(438)
Provision for income taxes(4)	(163)	(732)	(150)	(116)	(95)	(54)	(415)
Net (income) loss attributable to noncontrolling interest(4)	(176)	(643)	(141)	(109)	(74)	52	(272)
Consolidated net income (loss) attributable to Alcoa Corporation(4)	$51	$250	$(199)	$(402)	$(221)	$(303)	$(1,125)

The difference between segment totals and consolidated amounts is in Corporate.

(1)

The production amounts do not include additional bauxite (approximately 3 mdmt per annum) that Alcoa World Alumina and Chemicals is entitled to receive (i.e. an amount in excess of its equity ownership interest) from certain other partners at the mine in Guinea.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)	The Aluminum segment’s third-party aluminum shipments are composed of both primary aluminum and flat-rolled aluminum.

(4)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(5)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(6)

Concurrent with the change in inventory accounting method as of January 1, 2019, management elected to change the presentation of certain line items in the reconciliation of total segment Adjusted EBITDA to Consolidated net income (loss) attributable to Alcoa Corporation. Corporate inventory accounting previously included the impact of LIFO, metal price lag and intersegment eliminations. The impact of LIFO has been eliminated with the change in inventory method. Metal price lag attributable to the Company’s rolled operations business is now netted within the Aluminum segment to simplify presentation of an impact that nets to zero in consolidation. Only Intersegment eliminations remain as a reconciling line item and are labeled as such.

(7)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(8)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments, including those described as “Other special items” (see footnote 2 to the reconciliation of Adjusted Income within Calculation of Financial Measures included in this release).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income	Income (Loss)			Income (Loss)
	Quarter ended			Year ended
	December 31, 2018	September 30, 2019	December 31, 2019	December 31, 2018	December 31, 2019
Net income (loss) attributable to Alcoa Corporation(1)	$51	$(221)	$(303)	$250	$(1,125)

Special items:
Restructuring and other charges, net	138	185	363	527	1,031
Other special items(2)	2	7	25	39	50
Discrete tax items and interim tax impacts(3)	3	(32)	(23)	2	11
Tax impact on special items(4)	(43)	(12)	(9)	(89)	(32)
Noncontrolling interest impact(4)	(18)	(9)	(110)	(31)	(119)
Subtotal	82	139	246	448	941

Net income (loss) attributable to Alcoa Corporation – as adjusted	$133	$(82)	$(57)	$698	$(184)

Diluted EPS(5):
Net income (loss) attributable to Alcoa Corporation common shareholders	$0.27	$(1.19)	$(1.63)	$1.33	$(6.07)

Net income (loss) attributable to Alcoa Corporation common shareholders - as adjusted	$0.70	$(0.44)	$(0.31)	$3.70	$(0.99)

Net income (loss) attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net income (loss) attributable to Alcoa Corporation determined under GAAP as well as Net income (loss) attributable to Alcoa Corporation – as adjusted.

(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to the prior period presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(2)	Other special items include the following:
	•	for the quarter ended December 31, 2018, a net favorable change in certain mark-to-market energy derivative instruments ($3) and charges for other special items ($5);
	•	for the quarter ended September 30, 2019, costs related to the restart process at the Bécancour, Canada smelter ($12), a gain on the sale of excess land ($7), and charges for other special items ($2);
	•	for the quarter ended December 31, 2019, costs related to the restart process at the Bécancour, Canada smelter ($23) and a net charge for other special items ($2);
•

for the year ended December 31, 2018, a loss on a contractor arbitration matter, including interest, ($29), a net favorable change in certain mark-to-market energy derivative instruments ($22), costs related to the partial restart of the Warrick (Indiana) smelter ($20), costs related to a work stoppage at the Bécancour (Canada) smelter ($11 (primarily contractor services)), and other charges for special items ($1); and,

•

for the year ended December 31, 2019, costs related to the restart process at the Bécancour, Canada smelter ($39), costs related to a collective employee dismissal process in Spain at the Avilés and La Coruña facilities ($16), gains on the sale of excess land ($16), costs related to union negotiations in the U.S. ($7), and a net charge for several other special items ($4).

(3)	Discrete tax items and interim tax impacts are the result of discrete transactions and interim period tax impacts based on full-year assumptions and include the following:
	•	for the quarter ended December 31, 2018, a net charge of interim tax impacts ($27) and a net benefit of several other items ($24);
	•	for the quarter ended September 30, 2019, a net benefit of interim tax impacts ($40) and a net charge of several other items ($8);
	•	for the quarter ended December 31, 2019, a net benefit of interim tax impacts ($25) and a net charge of several other items ($2);
•

for the year ended December 31, 2018, a charge to establish a reserve related to an outstanding income tax dispute involving a former Spanish consolidated tax group previously owned by Alcoa Corporation’s former parent company ($30) and a net benefit for several other items ($28); and,

	•	for the year ended December 31, 2019, a net charge of several items ($11).

(4)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(5)

In any given period, the average number of shares applicable to diluted EPS for Net income (loss) attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income (loss) attributable to Alcoa Corporation common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:

•

for the quarter and year ended December 31, 2018, share equivalents associated with outstanding employee stock options and awards were dilutive based on both Net income attributable to Alcoa Corporation common shareholders and Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in the same diluted average number of shares;

•

and, for the quarters ended September 30, 2019 and December 31, 2019 and the year ended December 31, 2019, the average number of share equivalents applicable to diluted EPS had an anti-dilutive effect, and therefore, are excluded from the diluted EPS calculation.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended			Year ended
	December 31, 2018	September 30, 2019	December 31, 2019	December 31, 2018	December 31, 2019

Net income (loss) attributable to Alcoa Corporation(1)	$51	$(221)	$(303)	$250	$(1,125)

Add:
Net income (loss) attributable to noncontrolling interest(1)	176	74	(52)	643	272
Provision for income taxes(1)	163	95	54	732	415
Other expenses, net	32	27	44	64	162
Interest expense	31	30	31	122	121
Restructuring and other charges, net	138	185	363	527	1,031
Provision for depreciation, depletion, and amortization	174	184	183	733	713

Adjusted EBITDA	765	374	320	3,071	1,589

Special items(2)	5	14	26	58	67

Adjusted EBITDA, excluding special items	$770	$388	$346	$3,129	$1,656

Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to the prior period presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(2)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
	•	for the quarter ended December 31, 2018, charges for several minor special items ($5);
	•	for the quarter ended September 30, 2019, costs related to the restart process at the Bécancour, Canada smelter ($12) and charges for other special items ($2);
	•	for the quarter ended December 31, 2019, costs related to the restart process at the Bécancour, Canada smelter ($23) and charges for other special items ($3);
•

for the year ended December 31, 2018, a loss on a contractor arbitration matter ($26), costs related to the partial restart of the Warrick (Indiana) smelter ($20), costs related to a work stoppage at the Bécancour (Canada) smelter ($11 (primarily contractor services)), and other charges for special items ($1); and,

•

for the year ended December 31, 2019, costs related to the restart process at the Bécancour, Canada smelter ($39), costs related to a collective employee dismissal process in Spain at the Avilés and La Coruña facilities ($16), costs related to union negotiations in the U.S. ($7), and charges for other special items ($5).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended			Year ended
	December 31, 2018	September 30, 2019	December 31, 2019	December 31, 2018	December 31, 2019
Cash from operations(1)	$535	$174	$262	$448	$686

Capital expenditures	(148)	(87)	(134)	(399)	(379)

Free cash flow	$387	$87	$128	$49	$307

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)

Cash from operations for the quarter and year ended December 31, 2018 includes a $500 cash outflow for discretionary contributions made to three of Alcoa Corporation’s U.S. defined benefit pension plans. The $500 was funded with the gross proceeds of 6.125% senior notes due 2028 issued in May 2018.

Net Debt	December 31, 2018	December 31, 2019
Short-term borrowings	$—	$—
Long-term debt due within one year	1	1
Long-term debt, less amount due within one year	1,801	1,799
Total debt	1,802	1,800

Less: Cash and cash equivalents	1,113	879

Net debt	$689	$921

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Contacts

Investor Contact: James Dwyer +1 412 992 5450 James.Dwyer@alcoa.com

Media Contact: Jim Beck +1 412 315 2909 Jim.Beck@alcoa.com